E-FINANCIAL DEPOT.COM, INC.
                        1875 CENTURY PARK EAST, SUITE 150
                         CENTURY CITY, CALIFORNIA  90067
                           TELEPHONE:  (877) 739-3812

January  19,  2000

Patricia  Kirkham
President
Westcor  Mortgage  Inc.
#204,  1109  17  Avenue,  S.W.
Calgary,  Alberta  T2T  5R9

Dear  Pat:

This Letter of Intent ("Letter") is intended to set forth the material terms and conditions of what we hope you will find to be an acceptable agreement in principle respecting the acquisition (the "Acquisition") by e-financial depot.com, Inc. ("Acquiror") of 100% of the outstanding stock of Westcor
Mortgage  Inc.  ("Acquiree")  from  the  shareholders  thereof  (the "Vendors").

As we have discussed, we contemplate entering into a subsequent definitive written agreement containing all of the material terms and conditions of the proposed Acquisition (the "Definitive Agreement"), not later than 30 days following the date hereof (the "Effective Date"), including, without limitation, customary representations, warranties and conditions precedent appropriate to the Acquisition. It is further contemplated that closing of the Acquisition will take place on or before February 29, 2000 (the "Closing Date").

Subject to entering the Definitive Agreement and the terms and conditions thereof, the terms of Acquisition shall be as follows:

1.     Acquisition

As a result of the Acquisition, the Acquiree will become a wholly-owned subsidiary of the Acquiror. The consideration for the Acquisition will be US $2,200,000, payable as follows:

(a) deposit of US $50,000 worth of securities to be deposited into trust with Clark, Wilson (solicitors for the Acquiror) upon execution of this Letter as evidence of good faith and to be returned to the Acquiror on the Closing Date;

(b) US $600,000 less a holdback equal to 10% of the accounts receivable of the Acquiree as at the Effective Date to be paid on the Closing Date, with the holdback to be applied to reimburse the Acquiror in respect of any accounts receivable of the Acquiree as at the Closing Date which are not collected within 12 months thereafter;

(c) US $1,600,000 of shares of the Acquiror to be issued as at the Closing Date, said shares to be issued at a deemed price equal to the average closing price of the Acquiror's shares for the 20 trading days prior to the Closing Date, said shares to be restricted shares under Rule 144 of the Securities Act of 1933 and to be held in escrow pending any post closing purchase price adjustment as a result of any liabilities or assets of the Acquiree existing at the Effective Date which were not recorded, said adjustment to be concluded within 12 months of the Closing Date.

In effecting the Acquisition, the Acquiror will, where reasonable, accommodate the Vendors requests for structuring the consideration in a tax effective manner.

2.     Access

During the period commencing on the date of your execution and return to us of a counterpart copy of this Letter through the earlier of the consummation or termination of the Acquisition, the Acquiree shall continue to provide full and unrestricted access and shall make available, or cause to be made available, to Acquiror and its affiliates, agents and representatives (collectively, our "Agents") such of the properties and other assets and such of the books, documents and records of, and such other information (the "Information") concerning Acquiree and any of its affiliated entities as any of our Agents may request. Such Information and materials shall include, without limitation, any and all audits or reports conducted by third persons (such as accountants' reviews consultant's reports, governmental agency examination reports and similar materials). Acquiree shall also instruct all of its officers, employees, agents, accountants, outside counsel, affiliated entities, and other persons connected with its officers, employees, agents, accountants, outside counsel, affiliated entities and other persons connected with its business and affairs (including third parties subject to its direction or authorization) to respond promptly and fully to all inquiries made by our Agents regarding any aspect of the assets, liabilities, business or affairs of Acquiree or any of its affiliated entities.

3.     Confidentiality

The parties to this letter shall continue to be subject to that certain Confidentiality Agreement dated January 4, 2000 entered into by and between Acquiree and Acquiror.

4.     Conditions

The Acquisition will be subject, among other things, to the following conditions precedent:

(a) each party completing a due diligence review of the other on terms satisfactory to it on or before the Effective Date;

(b) the execution and delivery by the Acquiree and the Acquiror of a Definitive Agreement in form and content mutually satisfactory to both Acquiree and Acquiror;

(c) the approval of the Acquisition and the Definitive Agreement by the Board of Directors of both the Acquiree and the Acquiror;

(d) the approval of the Acquisition and Definitive Agreement by the shareholders of the Acquiree;

(e) the Approval of the Acquisition by all appropriate regulatory agencies, and the satisfaction of such other requirements as may be imposed by applicable law and regulations or by the respective articles of incorporation/charters and bylaws of both Acquiree and Acquiror. In order to be acceptable, all such approvals shall have been obtained without imposition of any unusual or unduly burdensome conditions, as determined by and in the sole discretion of our group;

(f) the satisfaction of all other ordinary and customary conditions for transactions similar to the Acquisition, including, without limitation, the continued accuracy, on the Closing Date of each of the representations and warranties of the parties to the Definitive Agreement, the receipt of favourable opinions of counsel regarding the subject matter of the Acquisition, and the receipt of reports of independent public accountants and other experts, as well as the absence of any material adverse change in the business, prospects or operations of Acquiree and its affiliated entities between the date of execution of Definitive Agreement and the Closing Date;

(g) Patricia Kirkham entering into an employment agreement with the Acquiror or its nominee; and

(h) the Acquiror having completed a financing of an amount sufficient to enable it to complete the Acquisition.

5.     Exclusivity
Until the Effective Date, Acquiree will conduct its business and affairs only in the ordinary course as currently conducted and will not, without written prior consent of Acquiror:

(a) change its existing operations, or its existing loan, investment or management policies, except in the ordinary course of business; or

(b) authorize or knowingly permit any of its representatives, directly or indirectly, to entertain, solicit or encourage, or participate in any discussions or negotiations with, or provide any information to any corporation, partnership, person, or other entity or group (other than Acquiror and its representatives) concerning any Acquisition Proposal (as hereinafter defined) other than the Acquisition Proposal set forth in this Agreement; or

(c) issue or sell any shares of any class of stock or other beneficial interest or issue or grant any portion or right to purchase shares of any class of stock or other beneficial interest in it, other than pursuant to options that have been previously granted under existing employee stock options.

The Acquiree shall immediately notify the Acquiror if it becomes aware of any inquiry regarding an Acquisition Proposal. For purposes of this Letter "Acquisition Proposal" means any (i) proposal pursuant to which any corporation, partnership, person or entity or group would acquire or participate in a merger or other business combination involving Acquiree; (ii) proposal by which any corporation, partnership, person, or other entity of group would acquire the right to vote five percent or more of the capital stock of Acquiree entitles to vote thereon for the election of directors, other than persons designated as proxy holders by Acquiree's Board of Directors; (iii) acquisition of the assets of Acquiree other than in the ordinary course of business; (iv) acquisition of in excess of five percent of the outstanding capital stock of Acquiree, other than as contemplated by this Letter; or (iv) any other reorganization or recapitalization of Acquiree.

The foregoing Section 6(b) shall not be construed to prohibit the Board of Directors of Acquiree from taking any action if such Board determines in good faith and upon written advice of counsel, that such action is required for such Board to comply with its fiduciary obligations.

6.     Press  Releases

No Press Release or Public announcement with respect to the Acquisition shall be made without written consent of Acquiree and Acquiror.

7.     Costs

Each  party  shall  bear  its  own  costs  in  respect  of  the  Acquisition.

In the event that you find the foregoing proposal agreeable, kindly so indicate by dating, executing and returning to us enclosed copy of this Letter. Yours truly,

e-financial  depot.com,  Inc.

Per:  /s/  John  Huguet

Authorized  Signatory